Registration No. 33-_______

As filed with the Securities and Exchange Commission on November 12, 2004

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENTUNDER THE SECURITIES ACT OF 1933

EZ2 COMPANIES, INC.

(formerly known as EDGAR FILING.NET, INC.)

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of

incorporation or organization)

200 SE 1st Street, Suite 602

Miami, Florida

(Address of Principal Executive Offices)

88-0429638

(I.R.S. Employer

Identification No.)

33131

(Zip Code)

EZ2 Companies, Inc. 2004 Long Term Incentive Compensation Plan

(Full title of the plan)

Otto Bethlen, President

EZ2 Companies, Inc.

200 SE 1st Street, Suite 602

Miami, Florida 33131

(305) 577-5990

(Telephone number, including area code, of agent for service)

with a copy to:

Peter Campitiello, Esq.

Levy & Boonshoft, P.C.

477 Madison Avenue

New York, New York 10022

(212) 751-1414

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED (1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE (2)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE
Common Stock Par Value $.001 Per Share	5,000,000	$0.36	$1,800,000	$228.06

(1) Pursuant to Rule 416 of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of Common Stock which may become issuable under the EZ2 Companies, Inc. 2004 Long Term Incentive Compensation Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction affected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s Common Stock. No separate consideration is paid for these rights and as a result, no registration fee for these rights is included in the fee for the Common Stock.

(2) This estimate is made solely for the purpose of determining the amount of the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended. The price per share and aggregate offering price are calculated on the basis of the average shares of Common Stock which may become issuable under the EZ2 Companies, Inc. 2004 Long Term Incentive Compensation Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction affected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s Common Stock. No separate consideration is paid for these rights and as a result, no registration fee for these rights is included in the fee for the Common Stock and the high and low prices of the Registrant’s Common Stock as reported by the NASD OTC Bulletin Board on November 9, 2004.

This Registration Statement shall become effective upon filing in accordance with Section 8(a) of the Securities Act of 1933, as amended, and 17 C.F.R. 462.

PART I: INFORMATION RQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION.

Information required by Part 1, Item 1 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with the introductory Note to Part I of Form S-8.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

Information required by Part I, Item 2 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with the introductory Note to Part I of Form S-8.

PART II: INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents previously filed by EZ2 Companies, Inc., formerly known as EDGAR Filing.net, Inc. (the "Company") with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act") are hereby incorporated herein by reference:

  The Company's Form 10SB12G filed February 11, 2000.
  The Company's Form 10-KSB for the fiscal year ended December 31, 2003.
  Quarterly Reports on Form 10-QSB for the quarters ended March 30, 2004 and June 30, 2004.
  The Company's Current Report on Form 8-K filed June 3, 2004.
  The Company’s Definitive Information Statement filed on October 12, 2004.

In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES

All shares of Common Stock bear equal voting rights and are non assessable. Voting rights are not cumulative, and so holders of more than 50% of the shares could, if they chose, elect all the Directors. Upon liquidation, dissolution or winding up of the Company, the assets of the Company, if any, after payment of liabilities and any liquidation preferences on any outstanding preferred stock, will be distributed pro rata to the holders of the Common Stock. The holders of the Common Stock do not have preemptive rights to subscribe for any securities of the Company and have no right to require the Company to redeem or purchase their shares. Holders of Common Stock are entitled to share equally in dividends when, as and if declared by the Board of Directors, out of funds legally available therefor.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, Director or Officer of the Company is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

(a) The Company has the power under the Nevada Revised Statute Section 78.752 to indemnify any person who was or is a party or is threatened to be made a party to any action, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a Director, Officer, employee, fiduciary, or agent of the Company or was serving at its request in a similar capacity for another entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually an reasonably incurred by him in connection therewith if he acted in good faith and in a manner he reasonably believed to be in the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In case of an action brought by or in the right of the Company such persons are similarly entitled to indemnification if they acted in good faith and in a manner reasonably believed to be in the best interests of the Company but no indemnification shall be made if such person was adjudged to be liable to the Company for negligence or misconduct in the performance of his duty to the Company unless and to the extent the court in which such action or suit was brought determines upon application that despite the adjudication of liability, in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification. In such event, indemnification is limited to reasonable expenses. Such indemnification is not deemed exclusive of any other rights to which those indemnified may be entitled under the Articles of Incorporation, Bylaws, agreement, vote of shareholders or disinterested directors, or otherwise.

(b) The Articles of Incorporation and Bylaws of the Company generally require indemnification of Officers and Directors to the fullest extent allowed by law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant, the Registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. LIST OF EXHIBITS.

The following documents are filed as exhibits to this Registration Statement:

EXHIBIT

NUMBER DESCRIPTION / LOCATION

4.1	Certificate of Incorporation and Bylaws, as amended	(incorporated by reference to Registrant's Form 10-SB Registration Statement filed)
4.2	EZ2 Companies, Inc. 2004 Long Term Incentive Compensation Plan *	* Filed herewith electronically
5	Opinion of Levy & Boonshoft, P.C.*	* Filed herewith electronically
23.1	Consent of Levy & Boonshoft, P.C.	(contained in Exhibit 5) *
23.2	Consent of Bloom & Co., LLP, Certified Public Accountants*	* Filed herewith electronically
24.1	Power of Attorney	(set forth on the signature page to this Registration Statement)

----------------

ITEM 9. UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Miami, State of Florida on this 12th day of November 2004.

EZ2 COMPANIES, INC.

By: /s/ Otto Bethlen______

Otto Bethlen, President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints OTTO BETHLEN and JOHN S. FLYNN and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature Title Date

/s/ Otto Bethlen Chairman of the Board, November 12, 2004

Otto Bethlen President and Chief Executive

Officer (Principal Executive

and Financial Officer)

/s/ John S. Flynn Director November 12, 2004

John S. Flynn

/s/ Matthew Young Director, Secretary November 12, 2004

Matthew Young

EXHIBIT INDEX

EXHIBIT

NUMBER DESCRIPTION METHOD OF FILING/LOCATION

4.1 Certificate of Incorporation and Incorporated by reference

4.1 Bylaws to Registrant's Form 10SB12G filed February 11, 2000

4.2 EZ2 Companies, Inc. Long Term Incentive Compensation Plan Filed herewith electronically

5 Opinion of Levy & Boonshoft, P.C. Filed herewith electronically

23.1 Consent of Levy & Boonshoft, P.C. Contained in Exhibit 5

23.2 Consent of Bloom & Co., LLP Filed herewith electronically

24.1 Power of Attorney Filed herewith electronically

Exhibit 4.2

EZ2 COMPANIES, INC.

2004 LONG TERM INCENTIVE COMPENSATION PLAN

1. Purpose. The purposes of the EZ2 Companies, Inc., Long Term Incentive Compensation Plan (the "Plan") are (i) to enable EZ2 Companies, Inc. and any of its subsidiary corporations (hereinafter referred to, unless the context otherwise requires, as the "Company") to grant to its directors, executive officers and other selected key employees, specialized consultants, and agents, the means to acquire a proprietary interest in the Company, in order that such persons will have financial incentives to contribute to the Company's growth and profitability, and (ii) to enhance the ability of the Company to attract and retain in its employ individuals of outstanding skills upon which the success of the Company will depend.

2. Administration. The Plan shall be administered by the Compensation Committee or other similarly designated committee (the "Committee") appointed by the Board of Directors of the Company. Members of the Committee are eligible to participate in the Plan and may grant to any or all members of the Committee any award under the Plan. The Committee may adopt such rules and regulations as it may deem necessary or advisable for the administration of the plan.

3. Grant of Awards. Subject to the terms and provisions of the Plan, the Committee may grant to any participant an award (the "Award") consisting or one or more of the following: (i) Incentive Stock Options, (ii) Non Qualified Stock Options, (iii) Stock Units, (iii) Restricted Stock, and (iv) Stock Appreciation Rights, all as more fully described herein. The grant of an Award shall be evidenced by a written letter (an "Award Letter") in such form as shall be approved by the Committee. Each recipient of an Award shall be required to acknowledge receipt of the related Award Letter in writing. However, failure to do so shall not invalidate an Award which has been duly granted by resolution of the Committee.

4. Share Subject to the Plan. Subject to adjustment as provided herein, an aggregate of 5,000,000 shares of the Common Stock of the Company, $.001 par value per share (the ACommon Stock@), shall be available for issuance pursuant to Awards granted under the Plan. Such shares may be authorized and unissued shares or shares held in the Company's treasury. All shares subject to Awards that shall have terminated or shall have been forfeited in whole or in part or canceled for any reason (other than by surrender for cancellation upon any exercise or conversion of all or part of such Awards) will be available for issuance pursuant to Awards granted subsequently under the Plan.

5. Participants. All directors, officers and other key employees, consultants and agents of the Company and its subsidiaries, who are in a position to contribute materially to the successful operation of the business of the Company shall be eligible to receive Awards and thereby become participants in the Plan. As used herein, the term "subsidiaries" shall include any present or future corporation which would be a "subsidiary corporation" as that term is defined in Section 425 of the Internal Revenue Code of 1986, as amended, (the "Code"). For purposes of determining eligibility of individuals to receive Non Qualified Stock Options hereunder, and for such purposes only, the term "employee" shall include (without limitation) persons who are employed by the Company as consultants or persons who are engaged in providing consultative services to the Company from which services the Company derives proprietary rights. No employee or participant shall have any claim to be granted any Award under the Plan. In granting Awards, the Committee may include or exclude previous participants in the Plan, as the Committee may determine. Receipt of an Award shall in no way be deemed to constitute a contract or promise of continued employment by the Company.

6. Stock Options. (a) Stock options granted hereunder may be either Incentive Stock Options or Non Qualified Stock Options. As used herein, (i) "Incentive Stock Option" means an option that is intended to meet the requirements of Section 422A of the Code or any successor provision thereto, and (ii) "Non Qualified Stock Option" means an option that is not intended to be an Incentive Stock Option. Each Award of options granted under the Plan shall be designated by the Committee at the time of grant as either an Incentive Stock Option or a Non-Qualified Stock Option.

(b) Stock options granted hereunder shall be subject to the following terms and conditions and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable, all of which shall be reflected in the applicable Award Letter:

(i) The purchase price per share purchasable upon exercise of an option (the "Exercise Price") shall be not be less than the fair market value of a share of Common Stock on the date of grant as determined in good faith by the Committee. Unless otherwise determined, fair market value shall be determined by and be equal to the average of the last three days’ closing bid of the Company=s Common Stock in the over-the-counter market for the three days immediately preceding the date the Incentive Stock Option or Non-Qualified Stock Option is granted.

(ii) Options shall be exercisable at such time or times as determined by the Committee at the time of grant; provided that no option shall be exercisable after the expiration of ten (10) years from the date of grant and no Incentive Stock Option issued to a shareholder owning directly or constructively 10% of the voting power of the Company, shall be exercisable after the expiration of five (5) years. No Incentive Stock Option or Non-Qualified Stock Option shall be exercisable during the one (1) year period commencing on the date of grant.

(iii) If a participant retires during the term of an option, such option shall be exercisable by such participant only during the three (3) months following his or her retirement (but in no event after the expiration of the term of such option) and only as to the number of shares, if any, as to which it was exercisable immediately prior to such retirement.

(iv) If a participant dies during the term of an option, such option shall be exercisable by his or her executor or administrator or, if not so exercised, by the legatees or the distributees of his or her estate, only during the six (6) months following his or her death (but in no event after the expiration of the term of such option). During such six month period, the option shall be exercisable as to the full number of shares previously vested to grantee which it had not been previously exercised.

(v) If a participant ceases to be an employee of the Company for any cause other than retirement or death during the term of an option, such option shall be exercisable by him or her only during the thirty (30) days following the cessation of his or her employment (but in no event after the expiration of the term of such option) and only as for the number of shares, if any, as to which it was exercisable immediately prior to such cessation of employment.

(vi) Subject to the other provisions of the Plan and the applicable Award Letter, participants may make payment of the Exercise Price by delivery of (A) cash, (B) a certified or bank cashier's check, (C) shares of Common Stock, (D) when permitted by law and the Committee, other Awards or (E) any combination thereof, which has a fair market value equal to the total Exercise Price, as determined in good faith by the Committee on the date of exercise.

(vii) The Committee may provide, at the time of grant and under advice of counsel or otherwise, that the shares to be issued upon an option's exercise shall be in the form of Restricted Stock.

7. Stock Units. (a) Stock Units are contractual rights awarded to participants pursuant to which shares may be issued as hereinafter provided. Stock Units do not constitute securities of the Company and do not entitle the participant to whom such Stock Units have been awarded to any right of ownership with respect to the shares which may be issued pursuant thereto, including, without limitation, voting rights and the right to receive ordinary cash dividends. Awards of Stock Units may provide for the issuance of Common Stock for no consideration other than services rendered.

(b) Subject to adjustment as provided herein, each Stock Unit awarded hereunder shall vest over such period as the Committee shall specify at the time of grant, and shall become convertible into shares of Common Stock over such additional period as the Committee shall specify at the time of grant. Upon such conversion, the participant shall be entitled to receive one share of Common Stock per Stock Unit, plus a distribution in kind of all other property (other than cash dividends) which the participant would have been entitled to receive if the shares received upon the conversion of such Stock Units had been owned throughout the period beginning on the date of the award of such Stock Units ("the Award Date") and ending on the date of such conversion, less all securities and property which would have been surrendered or canceled pursuant to such distributions.

(c) In the event of the cessation of the employment of a participant, however caused, prior to the full vesting of his or her Stock Units, such participant's Stock Units shall automatically either (i) be forfeited in their entirety, or (ii) be reduced to the number determined by means of the following formula: the total number of Stock Units originally awarded to the participant shall be multiplied by a fraction which shall have as its numerator the number of whole years elapsed between the Award Date and the date of cessation of employment and as its denominator the length of the specified vesting period of such Stock Units, provided that, if the resulting product is not a whole number, it shall be reduced to the next lowest whole number. The Compensation Committee shall specify, in the related Award Letter, whether forfeiture or formula reduction shall apply to an Award of Stock Units. All Stock Units originally issued to the participant in excess of the number determined as set forth in this paragraph shall be automatically canceled by the Company.

8. Restricted Stock. (a) Restricted Stock Awards may be issued hereunder to participants, for no consideration other than services rendered, or for such consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. As used herein, "Restricted Stock" means any share of Common Stock issued subject to the restriction that the holder thereof may not sell, transfer, pledge, assign or otherwise hypothecate such share and with such other restrictions as the Committee, in its sole discretion, may impose (including, without limitation, any restriction on the right to vote such share and the right to receive cash dividends and other distributions with respect thereto), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate. The provisions of Restricted Stock Awards need not be the same with respect to each recipient.

(b) Any Restricted Stock issued hereunder may be evidenced in such manner as the Committee in its sole discretion shall deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of shares of Restricted Stock awarded under the Plan, such certificate shall be registered in the name of the participant, and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such shares.

(c) The cessation of a participant's employment by the Company at any time during the period of any restrictions due to such participant's retirement, permanent disability or death shall not affect the terms of any Restricted Stock Award granted to such participant. Except as otherwise determined by the Committee at the time of grant, upon cessation of employment for any other reason during the period of any restrictions, all shares of Restricted Stock still subject to restriction shall be forfeited by the participant and reacquired by the Company. Notwithstanding the foregoing, in the event of a participant's retirement, permanent disability or death, or in other cases of special circumstances following the cessation of employment by a participant, the Committee may, when it finds in its sole discretion that a waiver would be in the best interests of the Company, waive in whole or in part any or all remaining restrictions with respect to such participant's shares of Restricted Stock.

9. Stock Appreciation Rights. (a) Stock Appreciation Rights may be granted hereunder to participants either alone or in addition to other Awards granted under the Plan and may, but need not, relate to a specific option granted under Section 6 hereof. As used herein, "Stock Appreciation Right" means a right to receive, upon exercise by the participant, the excess of (i) the fair market value of one share of Common Stock on the date of exercise over (ii) the grant price of the right as specified by the Committee. Stock Appreciation Rights shall be granted on such terms under conditions not inconsistent with the Plan as the Committee may determine, all of which shall be reflected in the applicable Award Letter. Awards of Stock Appreciation Rights may provide for the balance of Common Stock for no consideration other than services rendered. The provisions of Stock Appreciation Rights need not be the same with respect to each recipient.

(b) A Stock Appreciation Right related to a Non Qualified Stock Option may be granted at the same time such option is granted or at any time thereafter before exercise or expiration of such option. Any Stock Appreciation Right related to an Incentive Stock Option must be granted at the same time such option is granted. The number of shares subject to Stock Appreciation Rights shall be reduced to the extent that the related stock option is exercised or terminated, except that, in the case of any Stock Appreciation Right granted with respect to less than the full number of shares covered by the related option, such Stock Appreciation Rights shall not be reduced until the exercise or termination of the related option exceeds the number of shares not covered by the Stock Appreciation Right. Any option related to any Stock Appreciation Right shall no longer be exercisable to the extent the related Stock Appreciation Right has been exercised. The Committee may, at the time of award impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it shall deem appropriate.

(c) Stock Appreciation Rights which are related to an option shall be exercisable only when and to the extent that the related option is exercisable.

(d) Stock Appreciation Rights which are not related to an option ("Unrelated Rights") shall be exercisable at such time or times as determined by the Committee at the time of grant, and shall be subject to the following terms and conditions:

(i) If a participant retires during the term of an Unrelated Right, such Unrelated Right shall be exercisable by such participant only during the three (3) months following his or her retirement (but in no event after the expiration of the term of such Unrelated Right) and only as to the number of shares, if any, as to which it was exercisable immediately prior to such retirement.

(ii) If a participant dies during the term of an Unrelated Right, such Unrelated Right shall be exercisable by his or her executor or administrator or, if not so exercised, by the legatees or the distributees of his or her estate, only during the six (6) months following his or her death (but in no event after the expiration of the term of such Unrelated Right). During such six month period, the Unrelated Right shall be exercisable as to the full number of shares vested which had not been previously exercised.

(iii) If a participant ceases to be an employee of the Company for any cause other than retirement or death during the term of an Unrelated Right, such Unrelated Right shall be exercisable by him or her only during the thirty (30) days following the cessation of his or her employment (but in no event after the expiration of the term of such Unrelated Right) and only as to the number of shares, if any, as to which it was exercisable immediately prior to such cessation of employment.

(e) Any payment by the Company in respect of Stock Appreciation Rights may be made in cash or shares of Common Stock, or a combination thereof, as the Committee, in its sole discretion, shall determine at the time of exercise.

(f) Notwithstanding the foregoing, no Stock Appreciation Right which is granted to an executive officer or director of the Company or to a participant who thereafter becomes an executive officer or director of the Company may be exercised until the expiration of one (1) year from the date of its grant.

10. Non-assignability of Awards. No Award shall be assignable or transferable by a participant otherwise than by will or by the laws of descent and distribution. Each Award shall be exercisable, during the lifetime of any participant, only by such participant, except that, if permissible under applicable law, Awards other than Incentive Stock options may also be exercised by the guardian or legal representative of a participant.

11. Term of Awards. The term of each Award shall be for such period of years from the date of its grant as may be determined by the Committee; provided that in no event shall the term of any Incentive Stock Option exceed a period of ten (10) years from the date of its grant.

12. Cancellation of Awards. (a) In the event that the Committee shall, at any time prior to the issuance of shares pursuant to an Award (and regardless of whether the participant is then in the employ of the Company), determine that any participant, either before or after any cessation of his or her employment by the Company, (i) has committed an act of misconduct for which he or she could have been discharged for cause by the Company; or (ii) has participated in or engaged in any business activity determined by the Committee to be in any way harmful or prejudicial to the interests of the Company, all Awards then outstanding in the name of such participant shall immediately be canceled.

(b) The Plan shall in no event be interpreted as restraining any participant from competing with the Company after the cessation of his or her employment by the Company. However, a participant who does compete with the business of the Company prior to the expiration of the period of one (1) year commencing with the date of the cessation of his or her employment by the Company, however caused, shall ipso facto be deemed to have participated or engaged in a business activity harmful or prejudicial to the interests of the Company. As used herein, the phrase' "compete with the business of the Company" shall include, without limitation, (i) participating, directly or indirectly, whether as proprietor, officer, employee, agent or otherwise, or (ii) having a material interest, directly or indirectly, through stock ownership (other than ownership of less than five percent (5%) of the outstanding stock of a publicly traded company), investment of capital, lending of money or property or otherwise, either alone or in association with others, in the formation, funding or operation of any type of group, business or enterprise engaged, in whole or in part, in the business then being conducted by the Company or any of its subsidiaries.

(c) Any determination made hereunder by the Committee shall be conclusive and binding upon both the Company and the participant. Nothing herein shall be deemed to relieve, release or discharge any participant from any contractual or fiduciary obligation he or she may otherwise have to the Company.

13. Exercise of Awards. To exercise an Award, the holder shall give written notice thereof to the Company either by delivery in hand to the Treasurer or Assistant Treasurer of the Company or by mailing by registered mail to the Company, marked "Attention: Treasurer", at its principal place of business, specifying the date and type of Award and the number of shares of Common Stock with respect to which such Award is being exercised. The date upon which such written notice shall be duly received by the Treasurer or Assistant Treasurer shall be deemed to be the date of exercise or conversion for all purposes.

14. Withholding Taxes; Issuance of Stock Certificates. Notwithstanding anything to the contrary hereinbefore contained, the Company shall not be required to issue certificates for shares purchased by exercise or conversion of an Award until (i) the full Exercise Price or other consideration due with respect thereto, if any, has been paid, and (ii) the participant or the participant's heirs or legal representatives, as the case may be, provide for payment to (or withholding by) the Company of all amounts required under then applicable provisions of the Code and state and local tax laws to be withheld with respect to such shares. Participants shall have none of the rights of a stockholder with respect to any Award until certificates for the shares represented thereby have been issued.

15. Conditions to Exercise or Conversion of Awards. Each participant who accepts delivery of shares issued pursuant to the Plan shall be deemed to have acquired such shares for his or her own account, for investment, and not with a view to or in connection with any distribution. As conditions to the exercise or conversion of any Award and the issuance of shares thereunder, the Committee may, in its discretion, require (i) that a participant sign an investment covenant to the foregoing effect confirming that he or she will not effect any sale, transfer, pledge, assignment or other hypothecation of such shares (collectively, a "Transfer") prior to (A) receipt of an opinion of counsel for the Company authorizing any proposed Transfer, (B) receipt of a "no action" letter from the Securities and Exchange Commission permitting such Transfer, or (C) registration of the shares under the Securities Act of 1333, as amended, (the "Act") and (ii) that a registration statement under the Act with respect to the Award and the shares to be issued on the exercise or conversion thereof shall have become, and continue to be, effective. The certificates representing shares issued pursuant to the Plan may bear an appropriate legend to the effect that the shares have been issued subject to certain restrictions on transfer and may be transferred only in accordance therewith.

16. Effect of Change in Common Stock. In the event the outstanding shares of Common Stock are increased or decreased as a result of a stock dividend, stock split, recapitalization or other means having the same effect, the number of shares available for issuance under the Plan, the number of shares issuable pursuant to any outstanding Award and the Exercise Price of any option outstanding under the Plan shall be adjusted as the Board of Directors shall deem appropriate, in its sole discretion upon the recommendation of the Committee, and with the approval of counsel, to preserve unimpaired the rights of the participants. Notwithstanding the foregoing, in any such event the Exercise Price of any outstanding option shall, in the case of an increase in the number of shares, be proportionately reduced, and in the case of a decrease in the number of shares, be proportionately increased. All determinations made by the Board or the Committee shall be conclusive and binding upon the participants.

17. Effect of Reorganizations. In case of any one or more reclassifications, changes or exchanges of outstanding shares of Common Stock or consolidations of the Company with, or mergers of the Company into, other corporations, or other recapitalizations or reorganizations (other than consolidations with a subsidiary in which the Company is the continuing corporation and which do not result in any reclassifications, changes or exchanges of outstanding shares of Common Stock), or in case of any one or more sales or conveyances to another corporation of the property of the Company as an entirety, or substantially as an entirety, any of which are hereinafter in this Section called "Reorganizations," a participant shall have the right, upon any subsequent exercise or conversion of an Award, to acquire the same kind and amount of securities and property which such participant would then have if such participant had exercised or converted such Award immediately before the first of any such Reorganizations and continued to hold all securities and property which came to such participant as a result of that and subsequent Reorganizations, less all securities and property surrendered or canceled pursuant to any of same, the adjustment rights in Section 16 and this Section being continuing and cumulative, except that, anything to the contrary herein contained notwithstanding, the Committee shall have the right in connection with any Reorganizations, upon not less than thirty (30) days written notice to the participants, to accelerate the vesting provisions of all outstanding Awards and terminate the term thereof so that, in such event, all outstanding awards may be exercised or converted in whole or in part, only at a time prior to or simultaneously with the consummation of such Reorganization. The provisions and term of Awards held by participants who are no longer employees of the Company shall not be affected pursuant to the preceding sentence. In any such event such Awards may be exercised or converted, to the extent permitted by their terms, prior to or simultaneously with the consummation of such Reorganization.

18. Effect of Change of Control. If any individual, corporation or other entity (collectively, a "Person") shall become the beneficial owner of 40% or more of the outstanding shares of Common Stock (other than by reason of a merger in which the Company is the continuing corporation and which does not result in any reclassification of outstanding shares of Common Stock of the Company), then all of the provisions set forth herein with respect to vesting, cancellation and forfeiture shall ipso facto lapse and be of no further effect whatsoever as to any and all Awards then outstanding, and, upon the date such event occurs (the "Date of Change of Control"), all Awards theretofore granted hereunder and not fully exercisable or convertible shall, subject to the provisions of the Plan and any other limitation applicable to such Awards, become exercisable or convertible in full for a period of thirty (30) days following the Date of Change of Control; provided, however, that (i) no Award shall be exercisable or convertible by an executive officer or director of the Company, or by a person who was an executive officer or director of the Company at the time the Award was granted, within one (1) year of the date of grant of such Award, and (ii) Awards of Incentive Stock Options shall become exercisable hereunder only to the extent possible without violation of the limitations contained in clauses (ii), (iii), (iv), (v) and (vii) of Section 6(b) hereof.

For the purpose of this Section, a Person shall be deemed to be the beneficial owner of shares of Common Stock which are beneficially owned, directly or indirectly, by any other Person (i) with which it or its "affiliate" or "associate" (as hereinafter defined) has any agreement, arrangement or understanding for the purposes of acquiring, holding, voting or disposing of Common Stock; or (ii) which is its "affiliate" or "associate". For the purposes of this Section, a Person is an "affiliate" of another person if the former directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the latter; and a person is an "associate" of (x) any corporation or organization (other than the Company or any of its subsidiary corporations) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (y) any trust or estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity and (z) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the Company or any of its subsidiary corporations.

19. Term of the Plan. No Award shall be granted pursuant to the Plan after September 30, 2014, but any Award theretofore granted may extend beyond that date.

20. Amendment and Termination. The Board of Directors of the Company by resolution at any time may amend, suspend or terminate the Plan, provided that (i) no such action shall be taken which impairs the rights of any participant under any outstanding Award, without such participant's consent, and (ii) except in connection with an adjustment as contemplated hereunder or with the consent of the stockholders, no such action shall be taken which increases the total number of shares available for issuance under the Plan. The Committee may substitute new Awards for Awards previously granted to participants, including, without limitation, previously granted options having higher Exercise Prices.

21. Interpretation. The interpretation and construction of any provision of the Plan and the adoption of rules and regulations for administering the Plan shall be made by the Committee, subject, however, at all times to the final jurisdiction which shall rest in the Board of Directors of the Company. Determinations made by the Committee and approved by the Board of Directors with respect to any matter or provision contained in the Plan shall be final, conclusive and binding upon the Company and upon all participants, their heirs and legal representatives. Any rule or regulation adopted by the Committee whether under the authority of this Section or Section 2 above shall remain in full force and effect unless and until altered, amended or repealed by the Board of Directors.

22. Effective Date of Plan. The Plan shall not become effective, and any Awards granted hereunder shall not be exercisable, unless and until the Plan shall have been duly approved by the Board of Directors of the Company in accordance with the laws of the State of Nevada. No Award shall be granted, exercised or converted if such grant, exercise or conversion, or the issuance of shares pursuant thereto, would be contrary to law or the regulations of any duly constituted authority having jurisdiction.

Exhibit 5

LEVY & BOONSHOFT, P.C.

Attorneys at Law

477 Madison Avenue

New York, New York 10022

Telephone: (212) 751-1414

Facsimile: (212) 751-6943

November 12, 2004

Board of Directors

EZ2 Companies, Inc.

200 SE 1st Street

Miami, Florida 33131

Re: Registration Statement on Form S-8

Gentlemen:

We are counsel for EZ2 Companies, Inc., formerly known as EDGAR Filing.net, Inc., a Nevada corporation (the Company") in connection with its registration under the Securities Act of 1933, as amended (the "Securities Act"), of 5,000,000 shares of common stock which may be issued upon the exercise of options granted under the Company's 2004 Long-Term Incentive Plan through a Registration Statement on Form S-8 as to which this opinion is a part, to be filed with the Securities and Exchange Commission (the "Commission").

In connection with rendering our opinion as set forth below, we have reviewed and examined originals or copies identified to our satisfaction of such instruments, certificates, records and other documents as we have deemed relevant, necessary or appropriate under the circumstances, for the purpose of rendering this opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents, of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies. As to facts relevant to the opinions expressed herein and other statements made herein, we have relied without independent investigation upon certificates and oral statements and representatives of public officials, officers, directors and other representatives of the Company.

We have examined such other documents and records, instruments and certificates of public officials, officers and representatives of the Company, and have made such other investigations as we have deemed necessary or appropriate under the circumstances.

Based upon the foregoing and in reliance thereon, it is our opinion that the 5,000,000 shares of the Company's no par value common stock which may be issued upon the exercise of options under the 2004 Long-Term Incentive Plan will, upon the purchase, receipt of full payment, issuance and delivery in accordance with the terms of such options, be duly and validly authorized, legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the referenced Registration Statement on Form S-8. In providing this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Levy & Boonshoft, P.C.

LEVY & BOONSHOFT, P.C.

Exhibit 23.2

Bloom & Co., LLP

Certified Public Accountants

50 Clinton Street, Suite 502

Hempstead, New York 11550

(516) 486-5900

CONSENT OF INDEPENDENT AUDITOR

November 12, 2004

To Whom It May Concern:

We have issued our report dated March 14, 2003, accompanying the financial statements of EDGAR Filing.net, Inc., now known as EZ2 Companies, Inc., on Form 10-KSB for the year ended December 31, 2003. We hereby consent to the incorporation by reference of said report in the Registration Statement of EDGAR Filing.net., Inc., on Form S-8.

Very truly yours,

/s/ Bloom & Co., LLP

Bloom & Co., LLP

Hempstead, New York